3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001	Exhibit 99.1

Company Contact	Media Relations
Paul Maier	Pure Communications
Chief Financial Officer	Dan Budwick
+1 (858) 202-9000	+1 (973) 271-6085

FOR RELEASE

SEQUENOM REPORTS FOURTH QUARTER AND FULL YEAR 2010

FINANCIAL RESULTS

Revenues Grow 25% Year-over-Year to $47.5 Million

Initiation of Sequenom CMM Trisomy 21 LDT Validation Study

SAN DIEGO—March 8, 2011—Sequenom, Inc. (NASDAQ: SQNM) today reported its financial results for the fourth quarter and the year ended December 31, 2010.

Fourth Quarter Results

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Total revenue for the fourth quarter of 2010 grew 28% to $13.8 million, compared with $10.8 million for the fourth quarter of 2009. The increase in revenue compared to the same period last year was primarily due to higher system and consumables sales as well as the addition of increased diagnostic revenues from testing services.

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Net loss for the fourth quarter of 2010 was $22.0 million, or $0.27 per share, compared with $18.4 million, or $0.30 per share, for the fourth quarter of 2009. Net loss includes a $6.5 million non-cash charge recognized for the revaluation of the company’s litigation settlement to a fair value of $8.03 per share for the approximately 6.4 million shares that were issued to the class members in the consolidated federal securities class actions on December 31, 2010.

Gross margin for the fourth quarter of 2010 was 62% compared with 50% for the fourth quarter of 2009, reflecting improved margins and changes in the mix of products sold in the company’s genetic analysis segment, as well as improved margins associated with increased test volumes within the diagnostics segment at the company’s wholly-owned molecular diagnostics laboratory, Sequenom Center for Molecular Medicine (Sequenom CMM).

Research and development (R&D) expenses were $10.5 million for the fourth quarter of 2010, compared with $10.0 million for the same period in the prior year. The increase was primarily due to Sequenom CMM’s assay development and the company’s clinical sample acquisition costs associated with its trisomy 21 program.

Selling, general and administrative expenses of $13.7 million for the fourth quarter of 2010 increased from $12.9 million compared with the fourth quarter of 2009. The increase was primarily due to an increase in salary expenses and stock-based compensation expense.

Total costs and expenses for the fourth quarter of 2010 were $35.9 million, compared with $28.4 million for the comparable quarter in 2009. The increase in total costs primarily reflects the aforementioned increases in R&D and selling, general and administrative expenses and the non-cash charge in connection with the litigation settlement. For the three months ended December 31, 2010 and 2009, the company recorded $2.8 million and $2.7 million, respectively, of stock-based compensation expense.

Full Year Results

•	Revenue for 2010 totaled $47.5 million, compared with $37.9 million for 2009

•	Cost of product, services and diagnostic revenues for 2010 was $19.0 million, compared with $14.6 million for 2009.

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Gross margin for 2010 was 60%, compared to 62% for 2009, reflecting improved margins in the company’s genetic analysis segment offset by increased costs for the continued expansion of the diagnostics segment at the company’s wholly-owned molecular diagnostics laboratory.

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Total costs and expenses for 2010 were $168.5 million, versus $108.6 million for 2009. For the year ended December 31, 2010 and 2009, the company recorded $11.5 million and $13.3 million, respectively, of stock-based compensation expense.

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Net loss for 2010 was $120.8 million, or $1.69 per share, compared with $71.0 million, or $1.16 per share for 2009. Net loss included a non-cash charge of $55.4 million for shares of common stock that were issued in conjunction with the litigation settlement.

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2010 the company had total cash, cash equivalents and marketable securities of $135.5 million. Net cash used in operating activities was $42.6 million for 2010 compared to $48.7 million for 2009.

“2010 marked a turning point for the organization,” said Harry F. Hixson, Jr., Ph.D., chairman and chief executive officer. “We started 2010 with a list of important milestones to achieve and by the end of the year we had successfully attained all our important goals. Sequenom CMM completed their T21 ‘locked assay’ study, and the results were published in the American Journal of Obstetrics and Gynecology in March 2011. This peer-reviewed publication by Sequenom CMM scientists showed that massively parallel shotgun sequencing is a viable testing methodology for trisomy 21 detection. In December, Sequenom CMM initiated a blinded large cohort clinical validation study for the trisomy 21 laboratory developed test or “LDT”. We remain on track to complete this study by the end of the second quarter of 2011. Sequenom CMM’s goal is to bring the trisomy 21 LDT to market by the end of 2011 or early 2012 upon the publication of the validation study results. Additionally, we are on track for Sequenom CMM to bring to market its genetic LDT for age-related macular degeneration a common eye disorder of the elderly, later in 2011.”

Paul V. Maier, chief financial officer, stated, “We are very pleased with the performance of our genetic analysis business in 2010. We achieved improved gross margins while reducing our investment in inventory and receivables to support this segment. We see promising signs of continued growth for this business segment. We are also pleased that the consolidated federal securities class actions have been settled. Additionally we finished 2010 with steady growth in our diagnostics segment and strengthened our balance sheet through two successful financings which, we believe, will provide sufficient cash to finance operations into early 2013.”

2010 Accomplishments

Financing—In 2010 the company successfully raised gross proceeds of approximately $148 million in two financings to fund ongoing operations.

Genetic Analysis Segment—In April 2010 the company launched its next generation MassARRAY analyzer for the research use only community. The business segment continues to grow and realized an approximate 19% year-over-year growth. During 2010 the company shipped 51 MassARRAY analyzers.

Regulatory—In October 2010 the company submitted a pre-IDE package to the FDA for its SEQureDx™ Trisomy 21 test.

Sequenom CMM—During 2010 Sequenom CMM achieved a number of important milestones:

•	Introduced the SensiGene® Fetal RHD Genotyping LDT in February

•	Completed the T21 ‘locked-assay’ study in September

•	Built, equipped and licensed our CLIA laboratory, located in San Diego in October to support our planned SensiGene Trisomy 21 LDT launch

•	Initiated SensiGene T21 LDT clinical validation study in December

•	Completed the SensiGene age related macular degeneration (AMD)LDT in silico validation study in December

2011 Programs

Trisomy 21 Program Update—In December 2010 Sequenom CMM initiated its clinical validation study for the Trisomy 21 LDT. The company expects that Sequenom CMM will complete the study by the middle of 2011 and a manuscript reporting the results will be submitted shortly thereafter. We anticipate publication of this key study by the end of 2011 or early 2012.

The company initiated discussion with the FDA in January 2011 regarding the necessary preclinical and clinical studies required to support a premarket approval application to the FDA for an in vitro diagnostic device for trisomy 21. The company anticipates continuing a constructive dialog with the FDA over the coming months.

In March 2011, results from the Trisomy 21 “locked-assay” study were published in the American Journal of Obstetrics and Gynecology. The performance of a massively parallel shotgun sequencing based assay for noninvasive detection of fetal aneuploidy was evaluated. The data set consisted of 480 plasma samples from pregnant women with high risk indicators for fetal aneuploidy collected under an Institutional Review Board approved protocol. Utilizing 449 analyzable samples, all 39 trisomy 21 (T21) samples were correctly identified, while one of the 410 euploid samples was misclassified as T21. The overall classification in this study demonstrated 100% sensitivity (95% CI: 89% to 100%) and 99.7% specificity (95% CI: 98.5% to 99%).

Age-related Macular Degeneration Program Update—Sequenom CMM has completed the development of its SensiGene AMD laboratory developed test. In December 2010, Sequenom CMM completed an in-house verification study and an in silico validation study. A manuscript describing this study has been submitted for publication. The company anticipates that Sequenom CMM will launch the AMD LDT as a testing service to physicians by mid-2011.

Commercial Leadership Update—As part of the preparation for expanded commercial activities, William Welch joined the company in January 2011 as senior vice president of diagnostics. Mr. Welch will be responsible for all commercial aspects of the company’s diagnostics business.

Note to Investors: As previously announced, Sequenom will hold a conference call to discuss fourth quarter and 2010 full-year financial results today, March 8, 2011, beginning at 2:00 p.m. Pacific Time. You can listen to this call by dialing 1-866-713-8562 for domestic callers or +1-617-597-5310 for international callers, and entering passcode 42809027. Those interested in listening to the conference call live via the internet may do so be visiting http://ir.sequenom.com.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) is a CAP accredited and CLIA-certified molecular diagnostics laboratory dedicated to the development and commercialization of laboratory-developed genetic tests for prenatal and ophthalmic conditions. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request by physicians. Sequenom CMM scientists work closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Our scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory services.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM® , Sequenom CMM®, SensiGene®, SEQureDx™ and MassARRAY® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the viability of massively parallel shotgun sequencing as a testing method for trisomy 21 detection, the Company’s expectations, plans, and timing for completion of its blinded large clinical validation study for the trisomy 21 laboratory developed test and the expectations for and timing of a published paper reporting the results of the study and bringing the trisomy 21 laboratory developed test to market, the Company’s expectations and timing for bringing to market the laboratory developed test for age-related macular degeneration, expectations regarding growth for the Company’s genetic analysis business and for its diagnostics business, expectations regarding sufficiency of the Company’s cash resources to finance operations, a premarket approval application and anticipated dialogue with the FDA, preparation for expanded commercial activities, the Company’s commitment to improving healthcare through revolutionary genetic analysis solutions, and Sequenom CMM’s impact on genetic diagnostics, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s ability to develop and commercialize new technologies and products, particularly new technologies such as genetic analysis platforms, prenatal and other diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation and investigations and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations	Three months ended December 31,		For the years ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(audited)	(audited)
Revenues:
Consumables	$5,800	$5,171	$22,019	$20,534
MassARRAY and other product related	6,051	4,907	20,403	14,999
Contract research services	682	592	2,483	2,209
Diagnostic	1,220	94	2,554	94
Research and other	—	22	—	27

Total revenues	13,753	10,786	47,459	37,863
Costs and expenses:
Cost of consumables, products, contract research services and diagnostics	5,174	5,344	18,996	14,570
Research and development	10,506	9,968	43,431	37,454
Selling and marketing	7,978	6,678	28,387	26,845
General and administrative	5,694	6,265	22,280	28,127
Litigation settlement, net	6,536	—	55,384	—
Restructuring	—	106	—	1,589

Total costs and expenses	35,888	28,361	168,478	108,585

Loss from operations	(22,135)	(17,575)	(121,019)	(70,722)
Gain (loss) on marketable securities, interest income (expense) and other, net	(2)	(886)	165	(173)

Loss before income taxes	(22,137)	(18,461)	(120,854)	(70,895)
Income tax benefit (expense)	115	58	10	(117)

Net loss	$(22,022)	$(18,403)	$(120,844)	$(71,012)

Net loss per share, basic and diluted	$(0.27)	$(0.30)	$(1.69)	$(1.16)

Weighted average shares outstanding, basic and diluted	80,777	61,313	71,697	61,171

Consolidated Balance Sheet Information	December 31, 2010	December 31, 2009
	(audited)	(audited)
Assets:
Cash, cash equivalents, marketable securities	$135,480	$42,681
Restricted cash	1,404	1,419
Accounts receivable, net	6,911	8,510
Inventories, net	5,605	7,722
Other current assets and prepaid expenses	2,387	2,598

Total current assets	151,787	62,930
Equipment and leasehold improvements, net	11,038	11,811
Other assets	11,454	11,904

Total assets	$174,279	$86,645

Liabilities and Stockholders' Equity:
Accounts payable	$5,958	$6,064
Accrued expenses and current liabilities	9,947	8,202
Deferred revenue	2,624	1,871
Current portion of debt and obligations	938	1,320

Total current liabilities	19,467	17,457
Long-term liabilities	4,080	5,530
Stockholders' equity	150,732	63,658

Total liabilities and stockholders' equity	$174,279	$86,645